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                                                                    EXHIBIT 10.5

INTEC
Industrial Technologies, Inc.



October 31, 1996

Mr. Eric H. Twerdahl
9 Lantern Ridge Road
New Canaan CT 06840

Dear Eric:

This Letter (the "Agreement") is to confirm the agreement between you and Industrial Technologies Inc. (the Company) regarding the terms of your employment with the Company.

1.  POSITION

Your engagement shall be to serve the Company as President and Chief Operating Officer. Your duties will be specified by the By-Laws of the Company and as otherwise specified from time to time by the Chief Executive Officer of the Company. You shall report to the Chief Executive Officer of the Company. Your employment shall be on a full-time basis. You agree to carry out your duties and responsibilities to the best of your ability.

2.  COMPENSATION AND OTHER BENEFITS

You shall be entitled to compensation for your services as follows:

a) During the term of your employment with the Company, you shall be entitled to a base salary at the annual rate of $125,000, payable in substantially equal installments in accordance with the Company's usual practice, but no less frequently than bi-weekly.

      It is our mutual expectation that this base salary will be reviewed at least annually and increased to reflect changes in living costs and the performance of the Company to the extent such factors are not taken into account through bonuses.

b) You will be entitled to receive family medical coverage through the medical insurance plan provided by the Company, enroll in group life insurance programs and to participate in all other benefit programs that the Company establishes and makes available to management employees generally, on the same basis as other management employees.

      During the term of your employment, you will be entitled to payment or reimbursement by the Company for reasonable ordinary and necessary business
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Eric H. Twerdahl
October 31, 1996
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      expenses incurred by you in connection with the performance of your duties hereunder.

d) You will be entitled to paid vacation up to four (4) weeks per year and otherwise in accordance with the Company's existing vacation policy.

e) In addition to the foregoing, the Company will pay you a cash bonus award if earned, the payment and amount of which will depend upon the achievement of certain target goals of Industrial Technologies, Inc.
      and its subsidiary(s).  (see Addendum A).

f) You will be granted options on 100,000 shares of Intec stock, under the terms and conditions of the Employee Stock Option Plan. Price per share will be at the close of business November 1, 1996. Terms and conditions of the stock plan are enclosed for your renew.

g) You will be allowed a car allowance (see Addendum B) or a company provided car, of a level commensurate with the position.

3.  PROPRIETARY RIGHTS AND CONFIDENTIAL INFORMATION

You agree to abide by the employee proprietary rights and confidentiality policies of the Company and to execute upon request an agreement which specifies these policies and your duties and obligations under them.

4.  NON-COMPETITION

a) During the term of your employment by the Company you will not be an employee or director or officer of, or be a stockholder, partner or otherwise have an interest in or be associated with any entity involved in planning, engineering, producing, marketing or financing activities with respect to any product or business that is or may be competitive with any product or business planned, engineered, produced or marketed by the Company, except through ownership of not more than 5% of the stock of a publicly traded corporation engaged in such activities.

b)    For two years following termination of your employment with the
      Company, you will refrain, directly or indirectly, whether on your own behalf or on behalf of another person or entity, (i) from hiring any person or who was an employee of the Company at any time during the last twelve months of your employment with the Company or during the
      180 days following termination of your employment, and (2) from enticing or in any other manner persuading or attempting to persuade any employee, independent contractor, dealer, supplier, client or customer (as customer is defined below) of the Company to discontinue his, her or its relationship with the Company or violate any agreements he, she or it may
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Eric H. Twerdahl
October 31, 1996
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      have with the Company, whether as an employee, independent contractor, dealer, supplier, client or customer, as the case may be. Notwithstanding the foregoing to the contrary, if the Company terminates your employment for other than good cause, or if you terminate your employment with the Company for Good Reason (as that term is defined in subsection "e" of Section 5), the two-year period herein above shall be inapplicable, and a one-year period shall apply instead. As used above, "customer" shall mean any customer of the Company existing at the time of such termination and any potential customer being actively solicited by the Company at the time of such termination.

5.  TERMINATION

a) Unless sooner terminated in accordance with the provisions of subsections (b), (c), (d) or (e) below, this Agreement and your employment hereunder shall be for an initial period of one (1) year from the date of this document. Such Agreement shall be automatically renewed for an addition one (1) year period thereafter unless written notice of intent to terminate is provided to the other party by registered or certified mail, return receipt requested, at least thirty
      (30) days prior to the termination of such initial period.

b) You may terminate your employment without cause by delivering 30 days written notice to the Company. After the effective date of such termination, you shall not be entitled to receive any further compensation from the Company.

c) Your employment may be terminated by the Company for good cause only. "Good cause" shall be limited to material breach of this Agreement, death, willful neglect of duties, fraud, embezzlement, conviction of a felony, or physical or mental disability as determined by a physician of the Company's selection acceptable to you (you agree that your acceptance of such a physician will not be unreasonably withheld). If your employment is terminated for good cause, the Company shall be obligated to pay your then base salary only through the end of the month during which such termination occurs, plus such other sums as are payable to you under this Agreement and which have accrued as of the end of such month.

d)    Notwithstanding the above, if the Company terminates your employment for other than good cause, or if you terminate your employment with the Company for Good Reason (as that term is defined in subsection "e"
      below), you shall be entitled to receive from the Company the sum of one years then current base salary payable in ten consecutive equal monthly installments. It is anticipated that any payment made in accordance with the foregoing shall be paid to and received by you as liquidated damages and not as penalties, and you shall be entitled to receive no further sums under this Agreement except such as have accrued as of the date of such termination.  Notwithstanding the above to the contrary, if (i)
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Eric H. Twerdahl
October 31, 1996
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      the Company terminates your employment alleging that such termination is for "good cause" or if you terminate your employment, alleging "good reason," and (ii) a final judgment of a court of competent jurisdiction shall have found the Company's allegations to be wrong thereby entitling you to receive payments under this subsection (d), then you shall be entitled to receive a lump sum payment of two (2) years salary, instead of the one (1) year hereinafter recited.

e) "Good reason" as used in this Section, shall mean a material breach of this Agreement by the Company. Material terms and conditions of this Agreement shall be deemed to include, without limitation, the provisions of Section 1 of this Agreement.

6.  NO CONFLICT

You represent and warrant to the Company that you are not now under any obligations of a contractual or quasi-contractual nature to any person, firm, corporation or other organization which is inconsistent or in conflict with this Agreement or which would prevent, or substantially limit or impair your performance of your obligation hereunder.

7.  AMENDMENT AND WAIVER

No provision of this Agreement may be amended, waived or discharged unless such amendment or discharge is agreed to in writing and signed by you and an officer or director of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

8.  ENTIRE AGREEMENT

This Agreement contains the entire understanding of the parties with respect to your employment by and compensation from the Company. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter.

9.  GOVERNING LAW

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Connecticut.

10.  SEVERABILITY

The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity and enforceability of any other provisions of this Agreement, which other provisions shall remain in full force and effect.
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Eric H. Twerdahl
October 31, 1996
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11.  SUCCESSORS: BINDING AGREEMENT: ASSIGNMENT

This agreement shall be binding upon and shall inure to the benefit of the Company and any successor or successors in interest of the Company through consolidation, merger or sale of its business. This Agreement is a personal employment contract and may not be assigned, pledged or otherwise transferred by you or the Company except by the Company through consolidation, merger or sale of its business.

Please indicate your agreement with the foregoing by signing the enclosed copy of this letter and returning it to the Company, whereupon this letter shall constitute a binding Agreement between us as of the date first written above.

Very truly yours,

INDUSTRIAL TECHNOLOGIES, INC.


by:   /s/ G. W. Stewart
      ------------------------
      President/CEO


Agreed to and Accepted:


  /s/ Eric H. Twerdahl
  ----------------------------
Date:          11/20/96
      ------------------------
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Eric H. Twerdahl
October 31, 1996
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                           ADDENDUM A: BONUS STRUCTURE

In addition to your base salary, you shall be entitled to a bonus on the following basis:

a) 3% (three percent) of the annual (fiscal year basis) net profits (after corporate allocations and before tax) of the Intec Inspection Division (U.S.) (not including Intec Europe Limited), plus

b) 2% (two percent) of the annual (fiscal year basis) before tax net profits of Industrial Technologies, Inc.,

The bonus will be based upon the profits of each fiscal year (ending September
30) and will be paid on the following basis:

- 60% upon the conclusion of each of the first three fiscal quarters

- the remainder will accrue and will be offset and adjusted for quarterly losses, if any, upon the conclusion of the 4th quarter (the fiscal year)

- payments will be made within 31 days after the end of each fiscal quarter

The bonus structure will be reviewed annually and changes made to reflect the performance of the Company. All bonus statements will be at the sole discretion of the Board of Directors.




                            ADDENDUM B: CAR ALLOWANCE

A monthly car allowance of $500.00.